Exhibit 99.1

News Release

MMC REPORTS THIRD QUARTER RESULTS

NEW YORK, NEW YORK, November 1, 2005—Marsh & McLennan Companies, Inc. (MMC) today reported financial results for the third quarter and nine months ended September 30, 2005. Consolidated revenues for the quarter decreased 2 percent to $2.9 billion. Net income was $65 million, or $.12 per share, an increase from $21 million, or $.04 per share, in the third quarter of 2004. For the nine months of 2005, consolidated revenues were unchanged at $9.2 billion. Net income was $365 million, or $.67 per share, compared with $856 million, or $1.60 per share, in the 2004 period. Excluding noteworthy items described in the attached supplemental schedules, earnings per share in the third quarter of 2005 was $.35, a decline of 17 percent from $.42 in the same period of 2004. Excluding the same items, earnings per share for the nine months of 2005 was $1.30, compared with $2.11 in 2004.

In the third quarter, MMC adopted FASB Statement No. 123(R) entitled “Share-Based Payment.” Incremental compensation expense of $37 million, primarily related to stock options, and an increase in fully diluted shares of 2.3 million in the third quarter reduced earnings per share by slightly less than $.05.

Michael G. Cherkasky, president and chief executive officer of MMC, said: “MMC continued in the quarter to make progress and take the steps which will make it a better and more profitable company next year. Cost savings from the restructuring programs are being realized as anticipated, and we expect to see improved earnings performance beginning next year. Marsh continues successfully, but slowly, to restore its business from the effects of the events of last fall. Marsh launched its pricing initiative, and we are optimistic about its impact for 2006. Both Kroll and Mercer’s specialty consulting businesses continue to produce impressive revenue growth, and Mercer Human Resource Consulting is investing to enhance its position as a global leader for human resource advice, services, and solutions. Putnam is improving its investment performance and controlling costs diligently.”

Risk and Insurance Services

Risk and insurance services revenues declined 6 percent to $1.4 billion in the third quarter. The percentage decline is an improvement from the first half of the year, primarily due to market services revenues having less of an effect on a year-over-year basis. Third quarter revenues were affected by declining commercial insurance premium rates, a trend that has continued throughout the year. Although it is too early to assess the total effect of recent hurricanes on insurance marketplace conditions, insurance premium rates in U.S. property catastrophe and certain specialty lines appear to be strengthening.

Marsh’s risk management and insurance broking revenues declined 11 percent in the third quarter to $885 million. The percentage decline in revenues and operating income in North American operations improved, compared with the first two quarters of 2005. Weaker revenues in Europe in the third quarter reflected the sale of a small affinity business in France and delays due to restructuring efforts and the implementation of compliance protocols. Strong new business gains in Latin America and Asia Pacific led to growth in client revenues in those regions.

Guy Carpenter’s revenues in the third quarter were $207 million, compared with $209 million last year, as new business nearly offset premium rate declines in the reinsurance markets and higher risk retentions by clients. These marketplace conditions have been evident throughout the year.

Related insurance services revenues rose 8 percent in the third quarter to $285 million, driven by particular strength in the claims management business.

Risk Consulting and Technology

Kroll produced strong revenue growth in the third quarter. Revenues increased 22 percent to $268 million, or 15 percent on an underlying basis, led by the corporate advisory and restructuring businesses. Technology services had solid growth, reflecting higher demand for mortgage-related and background screening, as well as electronic discovery services.

Consulting

Mercer’s revenues increased 4 percent in the third quarter to $936 million, a reflection of continued excellent performance in specialty consulting. The 16 percent increase in specialty consulting revenues to $222 million was driven by strong growth in Mercer Oliver Wyman, a leader in financial services strategy and risk management consulting, and solid results in strategy and operations consulting. Mercer Human Resource Consulting reported revenues of $668 million in the quarter, compared with $666 million last year. Retirement consulting revenues were essentially unchanged, while revenue growth in human capital consulting was offset by declines in health and benefits consulting and HR services.

Investment Management

Putnam’s revenues in the third quarter declined 11 percent to $371 million, consistent with the percentage declines in the prior two quarters. Average assets under management during the third quarter were $195 billion, compared with $209 billion in the third quarter of 2004. Net redemptions in the quarter were $8.5 billion. Total assets under management on September 30, 2005 were $192 billion, comprising $129 billion of mutual fund assets and $63 billion of institutional assets.

Other Items

As discussed in this year’s second quarter earnings release, the 2004 restructuring program has been fully implemented, resulting in annualized cost savings totaling $400 million, of which $300 million has been realized through the third quarter. The 2005 restructuring program should be completed in early 2006 and result in $375 million of annualized savings in risk and insurance services, $30 million of which was realized in the second quarter and $60 million in the third quarter of this year.

MMC's net debt position declined by over $400 million in the third quarter to $3.8 billion from $4.2 billion as the company generated strong cash flow in the quarter. MMC took financing actions in the quarter to enhance liquidity by significantly extending debt maturities and to secure favorable long-term fixed interest rates.

In September, MMC made a discretionary tax-deductible contribution to its U.S. defined benefit retirement plan with company stock valued at $205 million. The value of plan assets now exceeds current estimates of both accumulated and projected plan benefit obligations.

MMC’s consolidated tax rate of 27.8 percent for the third quarter primarily reflects favorable adjustments resulting from the filing of its 2004 U.S. tax return. MMC expects the effective tax rate on ongoing operations to be 35 percent for the fourth quarter of this year.

As previously reported, Marsh sold Crump Group, Inc., its U.S.-based wholesale broking operation, in October. The gain on the sale will be reflected in the fourth quarter.

The MMC Victims Relief Fund came to the aid of colleagues who lived in the areas devastated by Hurricane Katrina and who are in need of financial assistance to meet emergency needs. To date, contributions to the fund total $1.2 million, including the company’s donation and match of employee contributions, as well as additional money raised by employees in fundraisers held by many MMC offices around the world.

Conference Call

A conference call to discuss third quarter 2005 results will be held today at 10:00 a.m. Eastern Standard Time. To participate in the teleconference, please dial (800) 811-8824 or (913) 981-4903 (international). The access code for both numbers is 1057498. The audio webcast (which will be listen-only) may be accessed at www.mmc.com. A replay of the webcast will be available beginning approximately two hours after the event at the same web address.

MMC is a global professional services firm with annual revenues exceeding $12 billion. It is the parent company of Marsh, the world's leading risk and insurance services firm; Guy Carpenter, the world’s leading risk and reinsurance specialist; Kroll, the world’s leading risk consulting company; Mercer, a major global provider of human resource and specialty consulting services; and Putnam Investments, one of the largest investment management companies in the United States. Approximately 59,000 employees provide analysis, advice, and transactional capabilities to clients in over 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago, Pacific, and London stock exchanges. MMC's website address is www.mmc.com.

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which use words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project” and similar terms, express management’s current views concerning future events or results. For example, we may use forward-looking statements when addressing topics such as future actions by our management or regulators; the outcome of contingencies; changes in our business strategy; changes in our business practices and methods of generating revenue; the development and performance of our services and products; market and industry conditions, including competitive and pricing trends; changes in the composition or level of MMC’s revenues; our cost structure; the impact of acquisitions and dispositions; and MMC’s cash flow and liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include:

•

the economic and reputational impact of litigation and regulatory proceedings brought by the New York Attorney General’s Office, the Connecticut Attorney General’s Office and other federal and state regulators and law enforcement authorities concerning our insurance and reinsurance brokerage operations;

•

the economic and reputational impact of class actions, derivative actions and individual suits brought against us by policyholders and shareholders asserting various claims under federal and state laws;

•	the impact on our investment management revenues of litigation and regulatory proceedings relating to market-timing and other issues at Putnam;

•	other developments relating to claims, lawsuits and other contingencies;

•

the extent to which we are able to negotiate compensation arrangements with clients or insurance carriers to replace the revenue stream historically associated with contingent commissions, which we have eliminated under Marsh’s new business model;

•	the continued strength of our client relationships and our ability to retain key producers and managers;

•	our success in implementing restructuring initiatives and otherwise reducing expenses;

•	the impact of competition, including with respect to pricing and the emergence of new competitors;

•	changes in the availability of, and the premiums insurance carriers charge for, insurance products;

•	the actual and relative investment performance of the Putnam mutual funds, including the impact of changes in U.S. and global equity and fixed income markets;

•	the extent to which Putnam succeeds in reversing its recent net redemption experience, increasing assets under management, and maintaining management and administrative fees at historical levels;

•	the impact of increasing focus by regulators, clients and others on potential conflicts of interest;

•	changes in the value of MMC’s investments in individual companies and investment funds;

•	our ability to integrate acquired businesses and realize expected synergies, savings or strategic benefits;

•

MMC’s ability to meet its substantial financing needs by generating cash from operations and accessing the capital markets, including the potential impact of rating agency actions on our cost of financing or ability to borrow; and

•	changes in the tax or accounting treatment of MMC’s operations, and the impact of other legislation and regulation in the jurisdictions in which MMC operates.

Forward-looking statements speak only as of the date on which they are made, and MMC undertakes no obligation to update any such statement to reflect events or circumstances after the date on which it is made. Further information concerning MMC and its businesses, including information about factors that could materially affect our results of operations and financial position, is contained in MMC’s filings with the Securities and Exchange Commission.

MMC and its operating companies use their websites to convey meaningful information about their businesses, including the anticipated release of quarterly financial results and the posting of updates of assets under management at Putnam. Monthly updates of total assets under management at Putnam will be posted to the MMC website the first business day following the end of each month. Putnam posts mutual fund and performance data to its website regularly. Assets for most Putnam retail mutual funds are posted approximately two weeks after each month-end. Mutual fund net asset value (NAV) is posted daily. Historical performance and Lipper rankings are also provided. Investors can link to MMC and its operating company websites through www.mmc.com.

Marsh & McLennan Companies, Inc. Consolidated Statements of Income (In millions, except per share figures) (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenue:
Service Revenue	$ 2,850	$ 2,912	$ 9,020	$ 9,031
Investment Income (Loss)	48	38	156	143

Total Revenue	2,898	2,950	9,176	9,174

Expense:
Compensation and Benefits	1,816	1,716	5,585	4,947
Other Operating Expenses	887	834	2,818	2,427
Regulatory and Other Settlements	--	272	--	267

Total Expense	2,703	2,822	8,403	7,641

Operating Income	195	128	773	1,533
Interest Income	13	6	33	15
Interest Expense	(111)	(55)	(253)	(153)

Income Before Income Taxes and Minority Interest Expense	97	79	553	1,395
Income Taxes	27	52	176	527

Minority Interest Expense, Net of Tax	5	6	12	12

Net Income	$ 65	$ 21	$ 365	$ 856

Basic Net Income Per Share	$ 0.12	$ 0.04	$ 0.68	$ 1.64

Diluted Net Income Per Share	$ 0.12	$ 0.04	$ 0.67	$ 1.60

Average Number of
Shares Outstanding - Basic	539	521	535	522

Average Number of
Shares Outstanding - Diluted	544	533	539	536

Marsh & McLennan Companies, Inc. Supplemental Information - Revenue Analysis Third Quarter (Millions) (Unaudited)
				Components of Revenue Change
	Three Months Ended September 30,		%Change GAAP	Currency	Acquisitions/ Dispositions	Underlying	Underlying Revenue excluding
	2005	2004	Revenue	Impact	Impact	Revenue	MSA Impact
Risk and Insurance Services
Risk Management and Insurance Broking	$ 885	$ 998	(11)%	1%	--	(12)%	(10)%
Reinsurance Broking and Services	207	209	(1)%	1%	--	(2)%
Related Insurance Services	285	265	8%	--	--	8%	8%

Total Risk and Insurance Services	1,377	1,472	(6)%	1%	--	(7)%	(5)%

Risk Consulting & Technology	268	218	22%	--	7%	15%

Consulting
Human Resource Consulting	668	666	--	1%	--	(1)%	(1)%
Specialty Consulting	222	192	16%	--	--	16%

	890	858	4%	1%	--	3%	3%
Reimbursed Expenses	46	39

Total Consulting	936	897	4%	1%	--	3%	3%

Investment Management	371	415	(11)%	--	--	(11)%

Total Operating Segments	2,952	3,002	(2)%	--	1%	(3)%	(2)%
Corporate Eliminations	(54)	(52)

Total Revenue	$ 2,898	$ 2,950	(2)%	--	1%	(3)%	(2)%

Notes

Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, using consistent currency exchange rates. Underlying revenue for risk management and insurance broking decreased 12% in the third quarter, including a 2% decline related to market services agreements; and for the risk and insurance services segment underlying revenue decreased 7% in the third quarter including a 2% decline related to market services agreements.

Related insurance services includes U.S. affinity, wholesale broking, underwriting management, claims management and Marsh & McLennan Risk Capital Holdings, which holds MMC investments in insurance and financial services companies and the Trident funds.

Effective October 1, 2004 MMC agreed to eliminate contingent compensation agreements with insurers. 2005 results include market services revenue of $23 million related to collections of amounts earned on placements made prior to October 1, 2004, which had not previously been accrued.

Interest income on fiduciary funds amounted to $43 million and $35 million for the three months ended September 30, 2005 and 2004, respectively.

Revenue includes the following investment gains and losses for the three months ended September 30, 2005 and 2004:

     Risk and Insurance Services- $45 million and $37 million, respectively.

     Investment Management- $3 million and $1 million, respectively.

Marsh & McLennan Companies, Inc. Supplemental Information - Revenue Analysis Nine Months (Millions) (Unaudited)
				Components of Revenue Change
	Nine Months Ended September 30,		%Change GAAP	Currency	Acquisitions/ Dispositions	Underlying	Underlying Revenue excluding
	2005	2004	Revenue	Impact	Impact	Revenue	MSA Impact
Risk and Insurance Services
Risk Management and Insurance Broking	$ 3,001	$ 3,602	(17)%	2%	--	(19)%	(10)%
Reinsurance Broking and Services	681	703	(3)%	1%	--	(4)%
Related Insurance Services	882	745	18%	--	4%	14%	13%

Total Risk and Insurance Services	4,564	5,050	(10)%	1%	1%	(12)%	(5)%

Risk Consulting & Technology	799	270	196%	--	189%	7%

Consulting
Human Resource Consulting	2,022	2,028	--	2%	--	(2)%	(2)%
Specialty Consulting	661	559	18%	2%	--	16%

	2,683	2,587	4%	2%	--	2%	2%
Reimbursed Expenses	131	114

Total Consulting	2,814	2,701	4%	2%	--	2%	2%

Investment Management	1,146	1,299	(12)%	--	--	(12)%

Total Operating Segments	9,323	9,320	--	1%	6%	(7)%	(3)%
Corporate Eliminations	(147)	(146)

Total Revenue	$ 9,176	$ 9,174	--	1%	6%	(7)%	(3)%

Notes

Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, using consistent currency exchange rates. Underlying revenue for risk management and insurance broking decreased 19% in the first nine months, including a 9% decline related to market services agreements; and for the risk and insurance services segment underlying revenue decreased 12% in the first nine months including a 7% decline related to market services agreements.

Related insurance services includes U.S. affinity, wholesale broking, underwriting management, claims management and Marsh & McLennan Risk Capital Holdings, which holds MMC investments in insurance and financial services companies and the Trident funds.

Effective October 1, 2004 MMC agreed to eliminate contingent compensation agreements with insurers. 2005 results include market services revenue of $94 million related to collections of amounts earned on placements made prior to October 1, 2004, which had not previously been accrued.

Interest income on fiduciary funds amounted to $114 million and $94 million for the nine months ended September 30, 2005 and 2004, respectively.

Revenue includes the following investment gains and losses for the nine months ended September 30, 2005 and 2004:

     Risk and Insurance Services- $151 million and $100 million, respectively.

     Investment Management- $5 million and $43 million, respectively.

Marsh & McLennan Companies, Inc. Supplemental Information (Millions) (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Operating Income (Loss) Including Minority Interest Expense:
Risk and Insurance Services	$ 32	$ (61)	$ 280	$ 967
Risk Consulting & Technology	33	30	103	39
Consulting	117	131	354	383
Investment Management	83	55	202	129
Corporate (a)	(75)	(33)	(178)	3

	190	122	761	1,521

Minority Interest Expense, Net of Tax, Included Above:
Risk and Insurance Services	5	5	10	12
Investment Management	--	1	2	--

	5	6	12	12

Operating Income	$ 195	$ 128	$ 773	$ 1,533

Segment Operating Margins:
Risk and Insurance Services	2.3%	(4.1)%	6.1%	19.1%
Risk Consulting & Technology	12.3%	13.8%	12.9%	14.4%
Consulting	12.5%	14.6%	12.6%	14.2%
Investment Management	22.4%	13.3%	17.6%	9.9%
Consolidated Operating Margin	6.7%	4.3%	8.4%	16.7%
Pretax Margin	3.3%	2.7%	6.0%	15.2%
Effective Tax Rate (b)	27.8%	65.8%	31.8%	37.8%
Shares Outstanding at End of Period	544	526
Potential Minority Interest Associated with the Putnam
Equity Partnership Plan Net of Dividend Equivalent
Expense Related to MMC Common Stock Equivalents	$ 1	$ --	$ 2	$ (2)

(a) Effective July 1, 2005, MMC adopted SFAS 123 (R), Share-Based Payment, using the modified prospective method of adoption. Incremental expenses of $37 million, primarily related to stock options, are included in Corporate expenses for the three months and nine months ended September 30, 2005.

(b) The effective tax rate for the three months ended September 30, 2005 primarily reflects favorable adjustments resulting from the filing of the 2004 U.S. tax return. The effective tax rate for the three months ended September 30, 2004 reflects non-deductible settlement charges at Putnam.

Marsh & McLennan Companies, Inc. Supplemental Information - Putnam Assets Under Management (Billions) (Unaudited)
	Sept. 30, 2005	June 30, 2005	March 31, 2005	Dec. 31, 2004	Sept. 30, 2004

Mutual Funds:
Growth Equity	$ 32	$ 33	$ 34	$ 38	$ 37
Value Equity	38	39	40	41	39
Blend Equity	26	26	26	28	27
Fixed Income	33	34	35	36	37

Total Mutual Fund Assets	129	132	135	143	140

Institutional:
Equity	33	33	35	40	40
Fixed Income	30	30	29	30	29

Total Institutional Assets	63	63	64	70	69

Total Ending Assets	$ 192	$ 195	$ 199	$ 213	$ 209

Assets from Non-US Investors	$ 33	$ 34	$ 35	$ 38	$ 36

Average Assets Under Management:
Quarter-to-Date	$ 195	$ 196	$ 204	$ 211	$ 209

Year-to-Date	$ 198	$ 200	$ 204	$ 217	$ 220

Net Redemptions including
Dividends Reinvested:
Quarter-to-Date	$(8.5)	$ (7.1)	$(9.7)	$(10.7)	$(10.5)

Year-to-Date	$(25.3)	$(16.8)	$(9.7)	$(51.0)	$(40.3)

Impact of Market/Performance on Ending
Assets Under Management	$5.6	$ 3.1	$(4.3)	$ 15.4	$ (2.1)

Categories of mutual fund assets reflect style designations aligned with Putnam's various prospectuses. All quarter-end assets conform with the current investment mandate for each product.

Marsh & McLennan Companies, Inc. Reconciliation of Non-GAAP Measures Quarter and Nine Months Ended September 30, 2005 (Millions) (Unaudited)
NON-GAAP MEASURES: MMC believes that the investors' understanding of the results and operations is enhanced by the disclosure of additional non-GAAP financial information. A number of noteworthy items impacted operating income and interest expense in 2005. MMC believes this schedule provides a concise analysis of the effects of these items. The amounts shown in the captions Operating Income As Adjusted and Operating Income Margin As Adjusted are non-GAAP measures.

	Risk & Insurance Services (a)	Risk Consulting & Technology	Consulting (a)	Investment Management	Corporate & Eliminations	Total

Quarter Ended
Operating Income As Reported	$32	$33	$117	$ 83	$(75)	$ 190

Restructuring Charges	51	-	-	-	1	52

Other
Incremental Regulatory and Compliance (c)	16	-	-	(12)	(5)	(1)
Estimated Mutual Fund Reimbursement (d)	-	-	-	1	-	1
Employee Retention Awards	50	-	10	-	-	60
Stock Option Expense	-	-	-	-	37	37
Other (e)	1	-	-	4	1	6

	67	-	10	(7)	33	103

Operating Income Adjustments	118	-	10	(7)	34	155

Operating Income As Adjusted	$150	$33	$127	$76	$(41)	$ 345

Operating Income Margin As Adjusted	11.0%	12.3%	13.6%	20.5%	N/A	11.9%

Nine Months Ended
Operating Income As Reported	$280	$103	$354	$ 202	$(178)	$ 761

Restructuring Charges (b)	195	-	-	-	55	250

Other
Incremental Regulatory and Compliance (c)	69	-	-	(12)	(24)	33
Estimated Mutual Fund Reimbursement (d)	-	-	-	35	-	35
Employee Retention Awards	88	-	30	-	-	118
Stock Option Expense	-	-	-	-	37	37
Other (e)	11	-	-	4	(2)	13
Minority Interest	-	-	-	(1)	-	(1)

	168	-	30	26	11	235

Operating Income Adjustments	363	-	30	26	66	485

Operating Income As Adjusted	$643	$103	$384	$228	$(112)	$ 1,246

Operating Income Margin As Adjusted	14.1%	12.9%	13.6%	19.9%	N/A	13.6%

Reconciliation of the Impact of Non-GAAP Measures on Diluted Earnings Per Share

	Quarter Ended			Nine Months Ended
Net Income, As Reported		$65			$365
Operating Income Adjustments	$155			$485
Interest Expense Adjustment (f)	34			34
Tax Effect	(65)			(184)

		124			335

Net Income, As Adjusted		$189			$700
Average Diluted Shares Outstanding (g)		544			539

Earnings Per Share, As Adjusted		$0.3	5		$1.3	0

Please see Notes to the Reconciliation of Non-GAAP Measures on Page 14.

Marsh & McLennan Companies, Inc. Reconciliation of Non-GAAP Measures Quarter and Nine Months Ended September 30, 2004 (Millions) (Unaudited)

NON-GAAP MEASURES: MMC believes that the investors' understanding of the results and operations is enhanced by the disclosure of additional non-GAAP financial information. A number of noteworthy items impacted operating income in 2004. MMC believes this schedule provides a concise analysis of the effects of these items. The amounts shown in the captions Operating Income As Adjusted and Operating Income Margin As Adjusted are non-GAAP measures.

	Risk & Insurance Services(h)	Risk Consulting & Technology	Consulting (h)	Investment Management	Corporate & Eliminations	Total

Quarter Ended
Operating Income As Reported	$(61)	$30	$131	$ 55	$(33)	$ 122

Settlements (i)	232	-	-	40	-	272

Other
Severance	24	-	-	6	-	30
Incremental Regulatory and Compliance	-	-	-	9	-	9
Other	-	-	-	(8)	-	(8)

	24	-	-	7	-	31

Operating Income Adjustments	256	-	-	47	-	303

Operating Income As Adjusted	$195	$30	$131	$102	$(33)	$ 425

Operating Income Margin As Adjusted	13.2%	13.8%	14.6%	24.6%	N/A	14.4%

Nine Months Ended
Operating Income As Reported	$967	$39	$383	$129	$3	$1,521

Settlements (i)	232	-	-	140	(105)	267

Other
Severance	40	-	11	57	-	108
Incremental Regulatory and Compliance	-	-	-	38	-	38
Executive Comp Credit	-	-	-	(25)	-	(25)
Gain on Sale of Italian Venture	-	-	-	(38)	-	(38)
Communications	-	-	-	15	-	15
Other	-	-	-	(4)	-	(4)
Minority Interest	-	-	-	(6)	-	(6)

	40	-	11	37	-	88

Operating Income Adjustments	272	-	11	177	(105)	355

Operating Income As Adjusted	$1,239	$39	$394	$306	$(102)	$1,876

Operating Income Margin As Adjusted	24.5%	14.4%	14.6%	24.3%	N/A	20.5%

Reconciliation of the Impact of Non-GAAP Measures on Diluted Earnings Per Share

	Quarter Ended		Nine Months Ended
Net Income, As Reported		$21		$856
Operating Income Adjustments	$303		$355
Tax Effect(j)	(99)		(78)

		204		277

Net Income, As Adjusted		$225		$1,133
Average Diluted Shares Outstanding		533		536

Earnings Per Share, As Adjusted		$0.42		$2.11

Please see Notes to the Reconciliation of Non-GAAP Measures on Page 14.

Marsh & McLennan Companies, Inc.
Notes to the Reconciliation of Non-GAAP Measures

Quarter and Nine Months Ended September 30, 2005

(a) For the three months and nine months ended September 30, 2005, market services revenue of $22 million and $90 million, respectively, for Risk and Insurance Services, and $1 million and $4 million, respectively, for the employee benefits business transferred to Mercer, is included in Operating Income As Reported and Operating Income As Adjusted.

(b) Corporate expenses in 2005 primarily included restructuring charges of $49 million related to the consolidation of office space in London. Because the office space consolidation was driven by MMC to benefit its London operations as a whole, rather than any particular operating company, the related charge was recorded in corporate expenses.

(c) Regulatory and compliance costs in the risk and insurance services segment include professional services provided by other MMC companies. The inter-company amounts are eliminated in corporate. The credit in Investment Management relates to insurance recoveries of amounts previously presented as Incremental Regulatory and Compliance costs.

(d) Represents estimated costs that Putnam believes will be necessary to address issues relating to the calculation of certain amounts paid by the Putnam mutual funds in previous years. The previous payments were cost reimbursements by the Putnam mutual funds to Putnam for transfer agency services related to defined contribution operations.

(e) Other primarily reflects accelerated leasehold amortization and the bonus impact on the insurance credit received, partly offset by a gain on the sale of the corporate jet which was recorded in the first quarter.

(f) In addition to the noteworthy items that impacted operating income, interest expense included a $34 million mortgage prepayment charge.

(g) For the three months and nine months ended September 30, 2005, the implementation of SFAS 123(R) increased incremental shares by 2.3 million and .7 million, respectively.

Quarter and Nine Months Ended September 30, 2004

(h) For the three months and nine months ended September 30, 2004, market services revenue of $43 million and $451 million, respectively, for Risk and Insurance Services, and $3 million and $17 million, respectively, for the employee benefits business transferred to Mercer, is included in Operating Income As Reported and Operating Income As Adjusted.

(i) Settlements include charges related to the investigation of Marsh by New York regulators, Putnam's settlements with the SEC and State of Massachusetts and the final insurance settlement related to WTC in Corporate.

(j) The tax effect for the nine months ended September 30, 2004 reflects non-deductible Putnam settlement, reserve for possible Marsh settlement at 38% tax rate, credit related to insurance settlement at 40% tax rate and other charges and credit at 34.5% tax rate.

Marsh & McLennan Companies, Inc. Consolidated Balance Sheets (Millions) (Unaudited)
	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$1,237	$1,396
Net receivables	2,981	2,890
Other current assets	263	601

Total current assets	4,481	4,887
Goodwill and intangible assets	8,015	8,139
Fixed assets, net	1,235	1,387
Long-term investments	318	558
Prepaid pension	1,565	1,394
Other assets	1,894	1,972

TOTAL ASSETS	$17,508	$18,337

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$77	$636
Accounts payable and accrued liabilities	1,875	1,834
Regulatory settlements - current portion	311	394
Accrued compensation and employee benefits	1,347	1,591
Accrued income taxes	316	280
Dividends payable	93	--

Total current liabilities	4,019	4,735
Fiduciary liabilities	4,210	4,136
Less - cash and investments held in
a fiduciary capacity	(4,210)	(4,136)

	--	--
Long-term debt	4,929	4,691
Regulatory settlements	340	595
Pension, postretirement and postemployment benefits	1,369	1,333
Other liabilities	1,492	1,927
Total stockholders' equity	5,359	5,056

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,508	$18,337